Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-263742, 333-265009, 333-263529, 333-251416, 333-265027, 333-267329, 333-265029, and 333-265032) of Equitable Financial Life Insurance Company of America of our report dated March 1, 2023, except with respect to our opinion on the financial statements insofar as it relates to the effects of retrospectively adopting ASU 2018-12: Targeted Improvements to the Accounting for Long-Duration Contracts discussed in Note 2, which is as of May 17, 2023, relating to the financial statements and financial statement schedules of Equitable Financial Life Insurance Company of America, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
Charlotte, North Carolina
May 17, 2023